Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-19011, No. 333-71373, No. 333-42276, No. 333-45534, No. 333-73652, No. 333-89176, and No. 333-141458), and on Form S-3 (No. 333-138023, No. 333-134666, No. 333-130977, No. 333-130423, No. 333-129141, No. 333-128020, No. 333-128019, No. 333-123902, No. 119645, No. 333-102244, No. 333-76432 No. 333-69652 No. 333-33612, No. 333-89257, No. 333-84587, No. 333-81311, No. 333-79753, No. 333-76395, and No. 333-141454) of Microvision, Inc. of our report dated March 12, 2008 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
March 12, 2008